THE BANK OF NEW YORK

101 Barclay Street

New York, New York 10286

___________, 2006

Side Letter

Bank Hapoalim B.M.

50, Rothschild Blvd.

Tel-Aviv, Israel 66883

Ladies and Gentlemen:

Reference is made to Amended and Restated Deposit Agreement dated as of _______, 2006, among Bank Hapoalim B.M. (the "Company"), The Bank of New York (the "Depositary"), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder.  Such agreement is referred to herein as the "Deposit Agreement."

Section 1.06 of the Deposit Agreement confirms that the Company has been appointed the custodian under the Deposit Agreement.  For purposes of this letter, the term "Custodian" means the Custodian under the Deposit Agreement as such term is defined in such section.

The Depositary hereby agrees not to appoint as Custodian any bank other than or in addition to the Company, unless one of the following two conditions is satisfied:

(1)

a broker or dealer, after being advised Bank Hapoalim B.M. is the Custodian under the Deposit Agreement, requests an additional Custodian be appointed for its purposes, in which case, The Bank of New York will inform Bank Hapoalim B.M. promptly;

(2)

the Depositary determines that the appointment of another or additional Custodian is deemed necessary or desirable, in the Depositary’s reasonable discretion, to ensure that the functions of the Depositary and Custodian can be performed in accordance with the requirements of the

EMM-832450_5

Deposit Agreement and the demands of international market practice standards, in which case The Bank of New York will consult with Bank Hapoalim B.M. prior to such appointment unless The Bank of New York deems it necessary to take immediate action or is prohibited by contract or applicable law, in which case, The Bank of New York will inform Bank Hapoalim B.M. promptly.

This agreement supplements and modifies the Deposit Agreement.  To the extent there is any inconsistency between this agreement and the Deposit Agreement, this agreement shall govern.

Notwithstanding the foregoing, in the event Bank Hapoalim B.M. ceases to act as Custodian under the Deposit Agreement, the terms of this letter shall no longer apply to such Deposit Agreement.

This agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

THE BANK OF NEW YORK

By:

      Name:

      Title:

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